FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      COLLINS & AIKMAN HOLDINGS CORPORATION
(Exact name of issuer as specified in its charter)

Delaware                                                   13-3489233
(State or other jurisdiction of incorporation or organization)
                                       (I.R.S. Employer Identification Number)

8320 University Executive  Park, Suite  102, Charlotte, North  Carolina  28262
(Address of Principal Executive Offices)                            (Zip Code)

   Collins & Aikman Holdings Corporation 1994 Employee Stock Option Plan
                           (Full title of the plan)

Elizabeth R. Philipp, Executive Vice President, Secretary and General Counsel;
210 Madison Avenue, Sixth Floor, New York, New York   10016

                           (Name and address of agent for service)

                           (212) 578-1336

 Telephone number, including area code, of agent for service


                             Calculation of Registration Fee

                                                Proposed Maximum      Proposed Maximum
       Title of Securities       Amount to be            Offering              Aggregate            Amount of
         to be Registered      Registered (1)      Price Per Share (2)    Offering Price (2)     Registration Fee
       Common Stock, par
       value $.01 per             2,980,534               $8.26               $24,619,211           $8,489.38
       share.



     Notes:

(1) Based upon the maximum number of shares of Common Stock, par value $.01 per share (the "Common Stock"), that will be subject to issuance upon the exercise of options granted or to be granted pursuant to the Collins & Aikman Holdings Corporation 1994 Employee Stock Option Plan (the "Plan") described herein. The shares being registered also include an indeterminate number of additional shares of Common Stock that may become issuable pursuant to antidilution provisions of the Plan.

(2) Estimated solely for the purpose of calculating the registration fee and based, pursuant to Rule 457(h) under the Securities Act of 1933, as amended, upon the maximum exercise price of the options currently proposed to be issued under the Plan.



                                    PART I

             Information Required in the Section 10(a) Prospectus

      The documents containing the information specified in this Part I will be sent or given to plan participants as specified by Rule 428 of the Securities Act of 1933.


                                    PART II

              Information Required in the Registration Statement

Item 3.     Incorporation of Documents By Reference.

      Collins  &  Aikman  Holdings   Corporation  (the  "Corporation")  hereby
incorporates by reference the following documents into this registration statement:

      (a) Collins & Aikman Holdings Corporation's Annual Report on Form 10-K for the Fiscal Year ended January 30, 1993.

      (b)   (i)   Collins & Aikman Holdings  Corporation's Quarterly Report on
Form 10-Q for the Fiscal Quarter ended May 1, 1993.

            (ii) Collins & Aikman Holdings Corporation's Quarterly Report on Form 10-Q for the Fiscal Quarter ended July 31, 1993.

            (iii) Collins & Aikman Holdings Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended October 30, 1993.

            (iv) Collins & Aikman Holdings Corporation's Current Report on Form 8-K filed February 11, 1994.

      (c)   Not applicable.

      The Corporation further states that all documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents.

Item 4.     Description of Securities.

      The securities that will be purchased by participants in the Collins & Aikman Holdings Corporation 1994 Employee Stock Option Plan (the "Plan") and are being offered hereby are shares of the Corporation's Common Stock, par value $.01 per share (the "Common Stock"). Holders of the Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors of the
                                                                             2
Corporation out of funds legally  available therefor, and to share in all amounts available for distribution to the Corporation's stockholders upon any liquidation, dissolution or winding up, subject to the rights of the holders of the Corporation's 15-1/2% Cumulative Exchangeable Redeemable Preferred Stock, par value $.01 per share (the "Preferred Stock"), which ranks senior to the Common Stock with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation, or any other class or series of preferred stock subsequently created and issued by the Corporation. The Common Stock entitles holders thereof to vote generally (one vote per share) on all matters to be voted upon by the Corporation's stockholders, except for matters requiring a separate class vote of the holders of the Preferred Stock. The Common Stock is not redeemable or convertible, and holders thereof are not entitled to preemptive rights. The shares of Common Stock issued upon payment of the exercise price for options under the Plan will be fully paid and nonassessable.

Item 6.     Indemnification of Officers and Directors.

      Reference is made to the provisions of Article Seventh and Article Ninth of the Certificate of Incorporation of the Corporation (the "Certificate"), of
Article XI of the Bylaws of the Corporation (the "Bylaws") and of Section 145 of the Delaware General Corporation Law ("DGCL"), which contain provisions relating to indemnification of officers, directors, employees and agents of the Corporation.

      Article Seventh of the Certificate provides as follows:

            No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct for a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

      Article Ninth of the Certificate provides as follows:

            The Corporation shall indemnify  any person who was or  is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he  is or was a  director, officer, employee or  agent of the
      Corporation,   or  is  or  was  serving  at  the  request  of  the
      Corporation as a  director, officer, employee or agent  of another
      corporation,   partnership,  joint   venture,   trust   or   other
      enterprise,   against   expenses   (including  attorneys'   fees),
      judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection
                                                                             3
      with such action, suit or
      proceeding,  in accordance with the laws of the State of Delaware, and to  the full extent permitted  by such laws except  as the by-
      laws   of   the  Corporation   may   otherwise   provide.     Such
      indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, including insurance purchased and maintained by the Corporation, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      Article XI of the Bylaws provides as follows:

                                Indemnification

            SECTION 1. Right to Indemnification. The Corporation shall to the fullest extent permitted by applicable law as then in effect indemnify any person (the "Indemnitee") who is or was involved in any manner ( including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor) (a "Proceeding") by reason of the fact that he is or was a director, officer, employee or agent of the
      Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan), against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such Proceeding. Such indemnification shall be a contract right and shall include the right to receive payment in advance of any expenses incurred by the Indemnitee in connection with such Proceeding, consistent with the provisions of applicable law as then in effect.

            SECTION 2.  Insurance,   Contracts  and   Funding.       The
      Corporation may purchase and maintain insurance to protect itself and any person entitled to indemnification under this Article XI against any expenses, judgments, fines and amounts payable as specified in this Article XI, to the fullest extent permitted by applicable law as then in effect. The Corporation may enter into contracts with any person entitled to indemnification under this
      Article XI in furtherance of the provisions of this Article XI and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article XI.

                                                                             4

            SECTION 3. Indemnification Not Exclusive Right. The right of indemnification provided in this Article XI shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled, and the provisions of this Article XI shall inure to the benefit of the heirs and legal representatives of any person entitled to indemnification under this Article XI and shall be applicable to Proceedings commenced or continuing after the adoption of this Article XI, whether arising from acts or omissions occurring before or after such adoption.

            SECTION 4. Advancement of Expenses. In furtherance and not in limitation of the foregoing provisions, all reasonable expenses incurred by or on behalf of the Indemnitee in connection with any Proceeding shall be advanced to the Indemnitee by the Corporation within 20 calendar days after the receipt by the
      Corporation of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee and, if required by law at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay the amounts advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified against such expenses pursuant to this Article XI.

            SECTION 5.  Effects of Amendments.    Neither  the amendment
      or repeal of, nor the adoption of a provision inconsistent with, any provision of this Article XI (including, without limitation, this Section 5) shall adversely affect the rights of any Indemnitee under this Article XI with respect to any Proceeding commenced or threatened prior to such amendment, repeal or adoption of an inconsistent provision.

            SECTION 6. Severability. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this
      Article XI (including, without limitation, all portions of any paragraph of this Article XI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable), shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article XI (including, without limitation, all portions of any paragraph of this Article XI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

                                                                             5

      Section 145 of the DGCL provides as follows:

            (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

            (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

            (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any

                                                                             6
      claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

            (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections
      (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

            (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

            (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

            (g)   A  corporation  shall  have  power  to   purchase  and
      maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

            (h)   For  purposes  of  this section,  references  to  "the
      corporation"  shall   include,  in  addition   to  the   resulting
      corporation,   any   constituent   corporation    (including   any
      constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had  power and
                                                                             7

      authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

            (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

            (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      The Corporation has insurance coverage under a policy issued to Collins & Aikman Holdings II Corporation (formerly named WCI Holdings II Corporation) for losses by any person who is or hereafter may be a director or officer of the Corporation arising from claims against that person for any wrongful act (subject to certain exceptions) in his capacity as a director or officer of the Corporation or any of its subsidiaries. The policy also provides for reimbursement to the Corporation for indemnification given by the Corporation pursuant to common or statutory law or the Certificate of Incorporation or the By-Laws to any such person arising from any such claims. The policy's present coverage is limited to a maximum of $40 million for claims made in a single year and there is a deductible of $1 million for reimbursement to the Company.

Item 8.     Exhibits.

  Exhibit
  Number                               Description

    4.1 - Certificate of Incorporation of Collins & Aikman Holdings Corporation, as amended.

                                                                            8
    4.2 - Bylaws of Collins & Aikman Holdings Corporation are hereby incorporated by reference to Exhibit 3.2 to Collins & Aikman Holdings Corporation's Report on Form 10-K for the Fiscal Year ended January 30, 1993.

   4.3 - Collins & Aikman Holdings Corporation 1994 Employee Stock Option Plan is hereby incorporated by reference to Exhibit 10.13 to Collins & Aikman Holdings Corporation's Registration Statement on Form S-2 (File No. 33-53179) filed with the Securities and Exchange Commission on April 19, 1994.

   5.1 - Opinion of Corporate Counsel of Collins & Aikman Holdings Corporation concerning legality.
  23.1    -  Consent of Corporate Counsel (contained in Exhibit 5.1).

  23.2    -  Consent of Arthur Andersen & Co.
  24.     -  Power of Attorney (contained in the signature section of this
             Registration Statement).

Item 9.     Undertakings.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the

                                                                            9


offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Corporation pursuant to the foregoing provisions, or otherwise, the Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                  SIGNATURES

      The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 28, 1994.


(Registrant)       Collins & Aikman Holdings Corporation


By:/S/    DAVID A. STOCKMAN               By:/S/   BRUCE  WASSERSTEIN

          David A. Stockman                         Bruce Wasserstein
     Co-Chairman of the Board of               Co-Chairman of the Board of
              Directors                                 Directors

                                                                            10


                               POWER OF ATTORNEY

      Each person whose signature appears below on this Registration Statement hereby constitutes and appoints David A. Stockman and Randall J. Weisenburger, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-8 of Collins & Aikman Holdings Corporation, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

           Signature                      Title                   Date

 /S/ DAVID A. STOCKMAN          Co-Chairman of the Board     April 28, 1994
    David A. Stockman              of Directors
 /S/ BRUCE WASSERSTEIN          Co-Chairman of the Board     April 28, 1994
     Bruce Wasserstein             of Directors

 /S/ STEPHEN A. SCHWARZMAN      President and Director       April 28, 1994
     Stephen A. Schwarzman         (Principal Executive
                                   Officer)

 /S/ DAVID J. McKITTRICK        Principal Financial and      April 28, 1994
     David J. McKittrick           Accounting Officer
 /S/ RANDALL J. WEISENBURGER    Vice Chairman and            April 28, 1994
     Randall J. Weisenburger     Director

 /S/ JAMES R. BIRLE             Director                     April 28, 1994
     James R. Birle
 /S/ W. TOWNSEND ZIEBOLD, JR.   Director                     April 28, 1994
     W. Townsend Ziebold, Jr.


                                                                            11